Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces Fourth Quarter and Full Year 2014 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA February 19, 2015 - West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth quarter and full year 2014 and provided annual financial guidance for 2015.

Highlights

•	Fourth-quarter sales grew 7.4% excluding currency effects and disposition

•	Fourth-quarter adjusted diluted EPS rose 18% to $0.45 per share
- Reported EPS increased to $0.43 from $0.33

•	New high-value component and proprietary device programs progressing

•	Expects 2015 constant currency sales growth in the range of 6% to 8%
- Reported sales expected to grow 1% to 2%

•	Provides 2015 adjusted diluted EPS guidance in the range of $1.74 to $1.92
- Adverse currency impact on 2014 comparisons is $0.18 to $0.20

Summary comparative results for the fourth quarter were as follows:

($ millions, except per-share data)	Three Months Ended December 31,
	2014	2013
Net Sales	$349.8	$342.7
Gross Profit Margin	31.4%	31.1%
Operating Profit	$44.6	$36.9
Reported Diluted EPS	$0.43	$0.33
Adjusted Diluted EPS(1)	$0.45	$0.38

(1)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Consolidated sales grew by 2.1%, or 7.4% excluding currency effects and the disposition of a business earlier in 2014. Currency effects and the disposition of the business lowered sales growth by 4.3% and 1.0%, respectively. Excluding those items, Pharmaceutical Packaging Systems (PPS) sales grew 7.7% and Pharmaceutical Delivery Systems (PDS) sales grew 6.3%.

Consolidated gross profit grew to $109.7 million, a 3.0% increase over the comparable 2013 period, and gross profit margin improved 0.3 margin points, to 31.4%. Selling price and production efficiencies drove a 1.3 gross margin-point improvement in PPS, which was partially offset by a decline in the PDS gross margin attributed to a less profitable revenue mix, and overhead costs related to new capabilities supporting both proprietary and contract manufacturing programs.

R&D costs declined to $7.8 million, or 2.2% of revenue in the quarter, compared to $9.7 million and 2.8% of revenue in the prior-year period, both as a result of cost controls and costs associated with development projects moving to clinical production and customer-funded development services. SG&A costs declined to $58.8 million from $60.0 million and were 16.8% of revenue, a 0.7 margin point improvement over the 2013 quarter.

Sales and gross margin growth, together with lower research and SG&A costs contributed to a 20.9% increase in operating profit for the quarter to $44.6 million, compared to $36.9 million in the prior-year period.

The adjusted annual effective tax rate (ETR) for 2014 was 27.0% and is consistent with the Company’s prior guidance. The fourth-quarter 2014 adjusted ETR of 24.0% is lower than the annual rate primarily as it includes the benefit of the reinstatement of the U.S. credit for increasing research activities for the year 2014, which occurred in the quarter and was anticipated in the Company’s prior guidance. These rates exclude the effects of items described in “Non-GAAP Financial Measures” below.

Adjusted net income improved 22.5% to $33.2 million, compared to $27.1 million in the 2013 quarter, and adjusted diluted EPS increased to $0.45 in the quarter, compared to $0.38 in the prior-year period.

Executive Commentary

“West finished 2014 on a strong note, growing sales and making important progress in our ongoing proprietary product development programs,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “We ended the year with significant growth in the PPS high-value product lines, and delivered strong operating results by focusing on efficient production and prudent SG&A controls. PDS sales benefited from a significant increase in SmartDose® sales in support of customer development work, and renewed growth in administration products. Overall, organic growth and spending controls contributed to double-digit percentage growth in operating profit and adjusted EPS in the quarter.”

“Looking forward, the underlying drivers for both businesses remain intact. On a constant currency basis, we expect 2015 PPS growth to be more in line with our longer term expectations. That growth will continue to be driven by the ongoing shift toward cleaner, higher-value packaging components. Notably, we have the first commercial orders from multiple customers for the NovaPure® product line. Year-over-year growth in our backlog of committed orders at the start of the 2015 reinforces that expectation. In PDS, we expect growth in contract manufacturing from opportunities in the pipeline and Crystal Zenith®

sales to benefit from a new commercial vial launch and broadening pre-commercial activities, as evidenced by the doubling of the number of formal stability trials in 2014. The SmartDose system progressed in 2014, with over 100,000 units delivered, along with over 800,000 drug cartridges, for use in a range of clinical and customer-funded development programs. We believe that the commercialization timeline for our proprietary technologies should become clearer by the close of the year.”

“Quantifying those expectations, we expect year-over-year revenue growth in the upper end of the 6% to 8% range, excluding currency. However, at current exchange rates, the strong U.S. dollar, primarily in relation to the Euro, is expected to offset that organic growth by 5% to 6%. As a result, we expect adjusted diluted EPS to be in the range of $1.74 to $1.92 for 2015.”

“Our long-term goals for 2019 are unchanged, with revenue expected to be in the range of $2.1 to $2.3 billion when measured at 2014 exchange rates, and for consolidated operating profit margin in the range of 19% to 21%.”

Pharmaceutical Packaging Systems

PPS fourth-quarter sales were $247.1 million, 2.3% higher than the $241.5 million reported in the fourth quarter of 2013 (7.7% higher, excluding currency effects). High-value packaging component sales grew 12.1% at constant currency, led by Westar® ready-to-sterilize and ready-to-use components, as well as Daikyo products distributed by West. Standard packaging components grew at 5.0% excluding currency effects, led by sales of pre-fillable syringe components. Growth in international markets was largely muted by translation effects, and so reported sales growth was primarily in North America.

Gross profit grew 6.0% to $89.5 million, and gross profit margin improved 1.3 margin points to 36.2%. The improvement in gross margin was attributed primarily to modestly higher selling prices, volume-related labor and overhead efficiencies, and growth in high value products.

SG&A costs declined $1.4 million to $31.6 million, primarily due to the impact of currency translation, and were 12.8% of sales, compared to 13.7% in the prior-year period. Excluding currency effects, SG&A was essentially unchanged as cost containment effort focused on new hiring, travel and outside service costs mitigated the effects of annual merit pay increases. Research and development costs of $3.4 million were $0.8 million lower than in the prior-year period.

As a result of the gross profit improvement and lower SG&A and research spending, operating profit grew 18.9%, to $55.9 million, and operating margin improved 3.1 margin points to 22.6%.

Pharmaceutical Delivery Systems

PDS fourth-quarter sales of $103.0 million were 1.2% higher than reported in the comparable 2013 period, or 2.9% excluding currency effects. Comparability of prior-year period sales is also effected by $3.5 million of fourth-quarter 2013 sales from a business that was sold earlier in 2014. Excluding those prior-year sales and currency impacts, sales grew 6.3%, led by pre-commercial sales of SmartDose wearable injectors, and also including increased contract manufacturing revenues and proprietary reconstitution product sales. Proprietary products comprised 27.4% of segment sales compared to 24.7% in the 2013 period.

Gross profit of $20.2 million was $2.0 million lower than in the comparable 2013 period and gross margin declined from 21.8% to 19.6%. The narrower margin was due to costs associated with development projects moving to clinical production and customer-funded development services, and to new capacity costs for both contract services and proprietary products.

SG&A costs of $10.8 million were marginally lower than the comparable 2013 period, due to currency translation. R&D costs of $4.4 million were $1.1 million lower than in the prior-year period, primarily due to the reassignment of personnel to clinical trial production activities. Efforts remain focused on the further development of SmartDose and CZ products. These cost savings partially mitigated the impact of lower gross profit, and operating profit was $5.2 million, compared to $6.0 million in the 2013 period.

Corporate and Other

General corporate costs increased $1.3 million to $8.6 million, due primarily to external environmental, recruiting and legal services. Stock-based compensation expense increased from $5.6 million in the prior-year period to $6.1 million in the current quarter, due primarily to intervening performance share and stock option grants and improved performance relative to program goals. U.S. pension expense declined $1.4 million, to $1.8 million, primarily because of changes in actuarial and asset valuations for 2014.

Net interest expense of $2.9 million was $0.5 million lower than in the prior-year quarter, primarily due to interest received in connection with a tax settlement. Adjusted income tax expense reflects an annual effective tax rate (ETR) of 27.0% on adjusted pre-tax profit, compared to 24.9% annual ETR for 2013. The increase was primarily due to a less favorable composition of the Company’s international earnings and associated local income tax rates and non-recurring adjustments to deferred tax valuation reserves in the prior-year period. These ETRs exclude the effects of items described in “Non-GAAP Financial Measures” below.

Financial Guidance

West’s expected full-year 2015 revenue and EPS guidance is summarized below:

(in millions, except EPS)	2015 Estimated Guidance	2014 Results
Consolidated net sales	$1,430 to $1,460	$1,421.4
Consolidated gross profit margin (% of sales)	32.1% to 32.6%	31.5%
Pharmaceutical Packaging Systems sales	$1,020 to $1,040	$1,019.7
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	36.9% to 37.4%	36.2%
Pharmaceutical Delivery Systems sales	$410 to $420	$402.5
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	19.9% to 20.4%	19.6%
Full-Year adjusted diluted EPS(2)	$1.74 to $1.92	$1.78

(2)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

The company expects first quarter 2015 revenues to grow 5% to 7%, excluding currency effects, over the first quarter 2014 and for growth in adjusted diluted EPS to be in the low teens.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.15 for the remainder of 2015. The comparable weighted average euro/U.S. dollar exchange rate for 2014 was $1.33. The expected adverse effects of currency on comparisons of 2015 to 2014 are approximately $80 million of sales and between $0.18 and $0.20 of adjusted diluted EPS. In addition, the 2015 guidance excludes any impact from the revaluation of Venezuelan bolivar as the Company continues to operate primarily under the official exchange rate.

The Company’s estimated guidance for 2015 includes between $15 million and $20 million in growth from sales and development income associated with PDS’ proprietary products, including CZ and SmartDose. Most of that growth is associated with customers’ research and development efforts incorporating West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

The Company estimates its 2015 capital spending at between $150 million and $175 million, including approximately $35 million related to the planned new facility in Waterford, Ireland. Capital spending in 2014 was $111.9 million.

Fourth-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-474-9505 (U.S.) or 857-244-7558 (International). The passcode is 21690107.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, February 26, 2015. To access the archive please dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 62756526.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the years ended December 31, 2013 and, when available, 2014.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three and twelve-month periods presented in the accompanying tables:

License costs - During the twelve months ended December 31, 2014, we recorded a $1.2 million charge for license costs associated with acquired in-process research.

Discrete tax items - During the three and twelve months ended December 31, 2014, we recorded a discrete tax charge of $1.0 million resulting from the impact of a change in apportionment factors on state tax rates applied to items in other comprehensive income and a discrete tax charge of $0.8 million as a result of the finalization of estimates of foreign tax credits available with respect to the repatriation of cash held by our subsidiaries in Israel. During the three and twelve months ended December 31, 2013, we recorded a discrete tax charge of $3.5 million, which related to the finalization of a beneficial agreement with local tax authorities in Israel that clarified the future tax status of our entities in Israel and settled a tax audit for the years 2009 through 2011. During the twelve months ended December 31, 2013, we also recorded a discrete tax charge of $1.3 million resulting from the impact of the change in the enacted tax rate in the United Kingdom on our previously-recorded deferred tax asset balances and a discrete tax benefit of $1.3 million related to the Research and Development tax credit for activities completed in 2012. In accordance with U.S. GAAP, although the American Taxpayer Relief Act of 2012 reinstated the tax credit on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013.

Extinguishment of debt - During the twelve months ended December 31, 2013, we repurchased $2.5 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047, resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value.

The accompanying tables include the Non-GAAP measure of net debt to total invested capital, which management believes provides a useful measure of the comparative degree of West’s financial leverage. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014		2013		2014		2013
Net sales	$349.8	100%	$342.7	100%	$1,421.4	100%	$1,368.4	100%
Cost of goods and services sold	240.1	69	236.1	69	973.6	68	933.7	68
Gross profit	109.7	31	106.6	31	447.8	32	434.7	32
Research and development	7.8	2	9.7	3	37.3	3	37.9	3
Selling, general and administrative expenses	58.8	16	60.0	17	228.7	16	234.9	17
Other income, net	(1.5)	—	—	—	(0.2)	—	(0.5)	—
Operating profit	44.6	13	36.9	11	182.0	13	162.4	12
Loss on debt extinguishment	—	—	—	—	—	—	0.2	—
Interest expense, net	2.9	1	3.4	1	13.0	1	15.1	1
Income before income taxes	41.7	12	33.5	10	169.0	12	147.1	11
Income tax expense	11.8	3	10.7	3	47.2	3	40.2	3
Equity in net income of affiliated companies	1.5	—	0.8	—	5.3	—	5.4	—
Net income	$31.4	9%	$23.6	7%	$127.1	9%	$112.3	8%

Net income per share:
Basic	$0.44		$0.34		$1.79		$1.61
Assuming dilution	$0.43		$0.33		$1.75		$1.57

Average common shares outstanding	71.3		70.1		70.9		69.6
Average shares assuming dilution	73.2		72.2		72.8		71.4

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2014	2013	2014	2013
Pharmaceutical Packaging Systems	$247.1	$241.5	$1,019.7	$996.0
Pharmaceutical Delivery Systems	103.0	101.8	402.5	374.1
Eliminations	(0.3)	(0.6)	(0.8)	(1.7)
Consolidated Total	$349.8	$342.7	$1,421.4	$1,368.4

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$55.9	$47.0	$223.0	$217.0
Pharmaceutical Delivery Systems	5.2	6.0	13.5	9.4
US pension expense	(1.8)	(3.2)	(7.3)	(12.9)
Stock-based compensation expense	(6.1)	(5.6)	(18.6)	(21.2)
General corporate costs	(8.6)	(7.3)	(28.6)	(29.9)
Operating Profit	$44.6	$36.9	$182.0	$162.4

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Three-months ended December 31, 2014	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$44.6	$11.8	$31.4	$0.43
Discrete tax items	—	(1.8)	1.8	0.02
Adjusted (Non-GAAP)	$44.6	$10.0	$33.2	$0.45

Three-months ended December 31, 2013	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$36.9	$10.7	$23.6	$0.33
Discrete tax items	—	(3.5)	3.5	0.05
Adjusted (Non-GAAP)	$36.9	$7.2	$27.1	$0.38

Twelve-months ended December 31, 2014	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$182.0	$47.2	$127.1	$1.75
License costs	1.2	0.4	0.8	0.01
Discrete tax items	—	(1.8)	1.8	0.02
Adjusted (Non-GAAP)	$183.2	$45.8	$129.7	$1.78

Twelve-months ended December 31, 2013	Operating Profit	Loss on Debt Extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$162.4	$0.2	$40.2	$112.3	$1.57
Extinguishment of debt	—	(0.2)	—	0.2	—
Discrete tax items	—	—	(3.6)	3.6	0.06
Adjusted (Non-GAAP)	$162.4	$—	$36.6	$116.1	$1.63

Please refer to the “Non-GAAP Financial Measures” for more information.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Twelve Months Ended December 31,
	2014	2013
Depreciation and amortization	$90.0	$85.2
Operating cash flow	$182.9	$220.5
Capital expenditures	$111.9	$151.9

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of December 31, 2014	As of December 31, 2013
Cash and Cash Equivalents	$255.3	$230.0
Debt	$336.7	$373.5
Equity	$956.9	$906.4
Net Debt to Total Invested Capital(3)	7.8%	13.7%
Working Capital	$406.8	$413.8

(3) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.